Exhibit 99.1

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
Chairman, President and CEO
(213) 627-9888
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Announces Receipt of Regulatory Approvals to Complete Merger with First American International Corp., Receipt of FAIC Shareholder Approval of the Merger and Appointment of Two FAIC Directors to RBB Bancorp’s Board of Directors

Los Angeles, CA, September 28, 2018 - RBB Bancorp (NASDAQ: RBB) and its subsidiary, Royal Business Bank (collectively referred to herein as “the Company”), announced that at the special shareholders meeting of First American International Corp. (“FAIC”), held on September 20, 2018, the merger agreement between RBB Bancorp and FAIC was approved by the shareholders of FAIC.

On September 28, 2018, the Company received regulatory approval from the Federal Deposit Insurance Corporation to complete the merger.  The Company had previously received approvals to complete the merger from the California Department of Business Oversight and the New York State Department of Financial Services.  The Federal Reserve Bank had also issued a waiver from the filing requirements of an application to acquire FAIC and its wholly owned subsidiary, First American International Bank.

The Company and FAIC plan for the closing of the merger to occur as of the close of business on October 15, 2018, subject to satisfaction of customary closing conditions as set forth in the merger agreement.   Shortly following the closing of the merger, FAIC shareholders will be provided with information regarding the process to receive the merger consideration, which will be disseminated to them by RBB Bancorp’s transfer agent, Issuer Direct.  The contact information for Issuer Direct will also be set forth in the press release RBB Bancorp will issue at closing of the transaction.

In accordance with the terms of the merger agreement, Mr. Raymond Yu, the Chairman of the Board of Directors of FAIC, was appointed as Vice Chairman of the boards of directors of RBB Bancorp and Royal Business Bank, and Alfonso Lau, a director of FAIC, was appointed to the boards of directors of RBB Bancorp and Royal Business Bank, effective as of the effective time of the merger.

“The RBB Board, management team and I are very happy to have Mr. Yu and Mr. Lau joining us.  We look forward to their expertise and guidance for our combined company,” said Alan Thian, President and CEO of RBB Bancorp.

Mr. Yu brings extensive New York development, finance, construction and management of residential and commercial real estate experience, and a lifetime of leadership in community based organizations to his role as Chairman of the Board of Directors of FAIC and First American International Bank, which he has held since 2012.

Mr. Yu is President of Yuco Real Estate Company, Inc. and Yuco Management, Inc., developers, managers and owners of a diverse portfolio of commercial and residential properties located throughout New York City. The Yuco group of companies has contributed to the revitalization and renaissance of neighborhoods such as the Lower East Side, Clinton and Harlem in Manhattan and Sunset Park, Flatbush and East New York in Brooklyn by building high quality affordable rental properties, and has successfully developed commercial, extended stay and market rate residential properties in neighborhoods such as Murray Hill, the East Village, NoHo, Brooklyn Heights and Williamsburg.

Mr. Yu was a member of the Board of Directors of the YMCA of Greater New York, which is committed to building and strengthening communities through nurturing the potential of its youth. He is a founding Board member of the NOHO NY Business Improvement District, and an Advisory Board member of the New York Housing Conference, an advocacy organization for affordable housing in NYC which promotes strong housing policies, adequate funding, practical regulations, and increased public awareness of the need for and benefits of affordable housing.

Mr. Lau is a key founder of First American International Bank and served as a Director and its Chief Executive Officer and President from its establishment in 1999 until March 2013, when he retired. Mr. Lau continued his Director position and retained his membership on various Board Committees.

Mr. Lau brings over 30 years of experience in retail banking and lending to the Board of Directors, having held executive roles at Citibank where he managed large branch networks and business and consumer loan portfolios, and as President of Citibank-Maryland and Capital One, FSB.

An active member in the New York Chinatown community, Mr. Lau has served on a number of local organizations and currently serves as a Trustee of the National Community Investment Fund, which builds opportunities for Community Development Financial Institution Banks, Minority Depository Institutions, and other mission-oriented financial institutions through a variety of programs.

Corporate Overview

RBB Bancorp is a $1.8 billion in assets bank holding company headquartered in Los Angeles, California. Its wholly-owned subsidiary, Royal Business Bank, is a full service commercial bank which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County, Ventura County and in Las Vegas, Nevada, including remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, trade finance and a full range of depository accounts. Royal Business Bank has ten branches in Los Angeles County, located in downtown Los Angeles, San Gabriel, Torrance, Rowland Heights, Monterey Park, Silver Lake, Arcadia, Cerritos, Diamond Bar, and west Los Angeles, two branches in Ventura County, located in Oxnard and Westlake Village, and one branch in Las Vegas, Nevada. The Company's administrative and lending center is located at 123 E. Valley Blvd., San Gabriel, California 91176, and its finance and operations center is located at 7025 Orangethorpe Avenue, Buena Park, California 90621. RBB Bancorp's website address is www.royalbusinessbankusa.com.

Forward-Looking Statements

This press release may contain a number of forward-looking statements. These statements may be identified by the use of such words as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would," and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management's experience and perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the timing and occurrence or non-occurrence of events that may be subject to circumstances beyond our control, such as the pending merger with FAIC, which is subject to other closing conditions in addition to regulatory and shareholder approvals, the existence of which may delay the closing of the merger or otherwise affect the consummation of the merger.

We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.